Ex 23(l)(2)

April 24, 2000
THE HOMESTATE GROUP
1703 Oregon Pike
Lancaster, PA 17605-0666

Gentlemen:

We propose to invest $10.00 in the Class C shares (the "Shares") of the HOMESTATE PA GROWTH FUND, the HOMESTATE BANKING AND FINANCE FUND and the HOMESTATE SELECT TECHNOLOGY FUND (the "Funds"), each a series of HOMESTATE GROUP on the business day immediately preceding the effective date for Class C shares, at a purchase price per share equivalent to the net asset value per share of each Fund's Class A shares on the date of purchase. We will purchase the Shares in a private offering prior to the effectiveness of the post-effective amendment to the Form N-1A registration statement under which each Fund's Class C shares are initially offered, as filed by the Fund under the Securities Act of 1933.

The Shares are being purchased to serve as the initial advance in connection with the operations of each Fund's Class C shares prior to the commencement of the public offering of each Fund's Class C shares. In connection with such purchase, we understand that we, the purchaser, intend to acquire the Shares for our own account as the sole beneficial owner thereof and have no present intention of redeeming or reselling the Shares so acquired. We consent to the filing of this Investment Letter as an exhibit to the form N-1A registration statement of the Fund. Sincerely, EMERALD ADVISERS, INC. By: Scott L. Rehr, Senior Vice President


                  ACTION OF SOLE SHAREHOLDER BY WRITTEN CONSENT

The undersigned, being the sole shareholder of the Class C shares of the HomeState PA Growth Fund, the HomeState Banking and Finance Fund and the HomeState Select Technology Fund (the "Funds"), each a series of the HomeState Group (the "Trust"), does hereby take t he following actions and does hereby consent to the following resolution: RESOLVED: That the Class C Distribution Plan pursuant to Rule 12b-1 (under the Investment Company Act of 1940), as agreed to and accepted by Rafferty Capital Markets, Inc. and the Trust prior to the date below, be and it hereby is, approved for the Funds. By execution hereof, the undersigned shareholder waives prior notice of the foregoing action by written consent.

EMERALD ADVISERS, INC.
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Dated as of: April 28, 2000
By: Scott L. Rehr, Senior Vice President